Exhibit 4.2

CERTIFICATE OF DESIGNATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK AND

SERIES B VOTING CONVERTIBLE PREFERRED STOCK

OF

VIRTUS HOLDINGS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board”) of Virtus Holdings, Inc., a Delaware corporation (hereinafter called the “Corporation”), with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under Article 5 of the Corporation’s Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED: That, pursuant to authority conferred upon the Board by the Certificate of Incorporation of the Corporation, the Board hereby authorizes the issuance of 9,783 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share, of the Corporation, and the issuance of 35,217 shares of Series B Voting Convertible Preferred Stock, par value $0.01 per share, of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

1. DESIGNATION. The shares of such series shall be designated (i) “Series A Non-Voting Convertible Preferred Stock” and the number of shares constituting such series shall be 9,783 (the “Series A Preferred Stock”) and (ii) “Series B Voting Convertible Preferred Stock” and the number of shares constituting such series shall be 35,217 (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Convertible Preferred Stock”). The number of shares of Series A Preferred Stock and Series B Preferred Stock may be increased or decreased by resolution of the Board and (i) with respect to Series A Preferred Stock, the approval by the holders of a majority of the shares of the outstanding Series A Preferred Stock voting as a separate class and (ii) with respect to the Series B Preferred Stock, the approval by the holders of a majority of the shares of the outstanding Series B Preferred Stock voting as a separate class; provided, that no decrease shall reduce the number of shares of any series of Convertible Preferred Stock to a number less than the number of shares of such series then outstanding plus the number of shares reserved for issuance upon the payment of dividends pursuant to Section 4 hereof.

2. CURRENCY. All Convertible Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

3. RANKING. The Convertible Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank prior to each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Convertible Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution, including, without limitation, the common stock of the Corporation, par value $0.01 per share (the “Common Stock”) (such junior stock being referred to hereinafter collectively as “Junior Stock”).

The Convertible Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank equally with each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Convertible Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution.

The Convertible Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Convertible Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution. The Convertible Preferred Stock shall also rank junior to the Corporation’s existing and future indebtedness and other liabilities.

With respect to dividend rights and rights upon liquidation, winding up or dissolution, the Series A Preferred Stock and the Series B Preferred Stock shall rank equally.

4. DIVIDENDS.

(a) The holders of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds lawfully available therefor dividends per share of Convertible Preferred Stock of an amount equal to (i) 8.0% per annum of the Stated Value (as herein defined) of each share of such Convertible Preferred Stock then in effect, before any dividends shall be declared, set apart for or paid upon the Junior Stock (the “Regular Dividends”) and (ii) subject to Section 7(c) and 7(e)(iv), the aggregate amount of any dividends or other distributions, whether cash, in kind or other property, paid on outstanding shares of Common Stock on a per share basis based on the number of shares of Common Stock into which such share of Convertible Preferred Stock could be converted on the applicable record date for such dividends or other distributions, assuming such shares of Common Stock were outstanding on the applicable record date for such dividend or other distributions (the “Participating Dividends” and together with the Regular Dividends, the “Dividends”). For purposes hereof, the term “Stated Value” shall mean $1,000.00 per share of Convertible Preferred Stock.

(b) Regular Dividends shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (unless any such day is not a Business Day, in which event such Regular Dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date), commencing on December 15, 2008 (each such payment date being a “Regular Dividend Payment Date” and the period from the Step 1 Closing Date to the first Regular Dividend Payment Date and each such quarterly period thereafter being a “Regular Dividend Period”). The amount of Regular Dividends payable on the Convertible Preferred Stock for any full Regular Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day periods. The amount of Regular Dividends payable on the Convertible Preferred Stock for any period other than a full Regular Dividend Period shall be computed on the basis of the actual number of days elapsed during the period over a 360-day year. Participating Dividends shall be payable as and when paid to the holders of shares of Common Stock (“Participating Dividend Payment Date, together with the Regular Dividend Payment Date, the “Dividend Payment Date”).

(c) Regular Dividends shall be cumulative, shall accumulate on each Regular Dividend Payment Date and shall continue to accumulate daily whether or not declared and whether or not in any Regular Dividend Period there shall be funds legally available for the payment of Regular Dividends in such Regular Dividend Period, so that if in any Regular Dividend Period, Regular Dividends in whole or in part are not paid upon the Convertible Preferred Stock, unpaid Regular Dividends shall accumulate. Participating Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon.

(d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Dividends then accumulated with respect to the Convertible Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the Stated Value on all shares of Convertible Preferred Stock held by each such holder. When Dividends are not paid in full upon the shares of Convertible Preferred Stock, all Dividends declared on Convertible Preferred Stock and any other Parity Securities shall be paid pro rata so that the amount of Dividends so declared on the shares of Convertible Preferred Stock and each such other class or series of Parity Securities shall in all cases bear to each other the same ratio as accumulated Dividends (for the full amount of dividends that would be payable for the most recently payable dividend period if dividends were declared in full on non-cumulative Parity Securities) on the series of Convertible Preferred Stock and such other class or series of Parity Securities bear to each other.

(e) Regular Dividends shall be paid out of lawfully available funds either in shares of Convertible Preferred Stock or in cash or through any combination of cash and shares of Convertible Preferred Stock at the option of the Corporation in its sole discretion; provided that the Corporation shall not be entitled to pay Regular Dividends on shares of Series B Preferred Stock in shares of Series A Preferred Stock. Each payment of a Regular Dividend shall be made in cash, except to the extent the Corporation elects to make any or all portion of such payment in Convertible Preferred Stock. The Corporation may make such election by giving notice to holders thereof of such election and the portions of such payment that shall be made in cash and in Convertible Preferred Stock no later than ten Trading Days prior to the Regular Dividend Payment Date for such dividend. In the event of a Regular Dividend payable in shares of Convertible Preferred Stock, the number of shares of Convertible Preferred Stock to be issued in payment of such Regular Dividend with respect to each outstanding share of Convertible Preferred Stock shall be determined by dividing (i) the amount of the Regular Dividend that would have been payable with respect to such share of Convertible Preferred Stock had such Regular Dividend been paid in cash by (ii) the Stated Value per share of Convertible Preferred Stock. To the extent that any Dividend would result in the issuance of a fractional share of Convertible Preferred Stock, then the amount of such fraction multiplied by the Stated Value shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible thereafter). Any shares of Convertible Preferred Stock to be issued to holders of Convertible Preferred Stock in full or partial payment of Regular Dividends shall be issued or deemed issued on the Regular Dividend Payment Date for the relevant Regular Dividends and shall accumulate Regular Dividends from the date of issue.

(f) The Corporation shall not declare or pay any dividends on shares of Common Stock unless the holders of the Convertible Preferred Stock then outstanding shall simultaneously receive Participating Dividends on a pro rata basis as if the shares of Convertible Preferred Stock had been converted into shares of Common Stock pursuant to Section 7 immediately prior to the record date for determining the stockholders eligible to receive such dividends.

(g) Each Dividend shall be payable to the holders of record of shares of Convertible Preferred Stock as they appear on the stock records of the Corporation at the close of business on such record dates (each, a “Dividend Payment Record Date”), which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends or distributions to the holders of shares of Common Stock, and (ii) with respect to Regular Dividends, shall be not more than 30 days nor less than 10 days preceding the applicable Regular Dividend Payment Date.

(h) From and after the time, if any, that the Corporation shall have failed to pay all accumulated and unpaid Regular Dividends for all prior Regular Dividend Periods and/or declared and unpaid Participating Dividends in accordance with this Section 4, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Stock) by the Corporation, directly or indirectly until all such Regular Dividends and/or Participating Dividends have been paid in full; provided, however, that the foregoing limitation shall not apply to:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock or Parity Securities in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan or any other contractually binding requirement to buy stock existing prior to the commencement of the then-current Regular Dividend Period;

(ii) an exchange, redemption, reclassification or conversion of any class or series of Junior Stock or Parity Securities, or any junior stock of a Subsidiary of the Corporation, for any class or series of Junior Stock or Parity Securities;

(iii) the purchase of fractional interests in shares of Junior Stock or Parity Securities under the conversion or exchange provisions of Junior Stock, Parity Securities or the security being converted or exchanged or in connection with any combination or reclassification of Junior Stock or Parity Securities;

(iv) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or

(v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

(i) The Corporation shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Convertible Preferred Stock, the full number of shares of Convertible Preferred Stock required for the purpose of paying all Regular Dividends that may be or become payable in kind.

5. LIQUIDATION, DISSOLUTION OR WINDING UP.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), after satisfaction of all liabilities and obligations to creditors of the Corporation and before any distribution or payment shall be made to holders of any Junior Stock, each holder of Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Convertible Preferred Stock equal to the greater of:

(i) the Stated Value per share, plus an amount equal to any Dividends accumulated but unpaid thereon (whether or not declared) through the date of Liquidation; and

(ii) the payment such holders would have received had such holders, immediately prior to such Liquidation (a) converted their shares of Convertible Preferred Stock into shares of Common Stock (at the then applicable Conversion Rate) immediately prior to such Liquidation and (b) received all declared accumulated but unpaid Dividends through the date of Liquidation in shares of Common Stock immediately prior to such Liquidation (the greater of (i) and (ii) is referred to herein as the “Liquidation Preference”). Holders of Convertible Preferred Stock will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 5(a) and will have no right or claim to any of the Corporation’s remaining assets.

(b) If in connection with any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Convertible Preferred Stock and the corresponding amounts payable on the Parity Securities, such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c) For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

6. VOTING RIGHTS.

(a) Except as provided by law, the holders of shares of Series A Preferred Stock shall have (i) no voting rights other than as set forth in Section 1 and Section 6(d) and (ii) be entitled to notice of all stockholders’ meetings (or pursuant to any action by written consent) in accordance with the Restated Certificate of Incorporation and Bylaws of the Corporation as if the holders of Series A Preferred Stock were holders of Common Stock. In the event of a vote of holders of Series A Preferred Stock, such holders shall be entitled to vote a number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is then convertible at the time of the related record date.

(b) The holders of the shares of Series B Preferred Stock shall be entitled to (i) vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock other than the election of directors (as to which the holders of Series B Preferred Stock shall have rights voting separately as a class as set out in Sections 6(b)-(d)), (ii) a number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock is then convertible at the time of the related record date and (iii) notice of all stockholders’ meetings (or pursuant to any action by written consent) in accordance with the Corporation’s Certificate of Incorporation and Bylaws as if the holders of Series B Preferred Stock were holders of Common Stock. Except as provided by law, by the provisions of Sections 6(b)-(d), holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

(c) For as long as at least 66 2/3% of the aggregate shares of Series B Preferred Stock issued on the Step 2 Closing Date remain outstanding: (i) the holders of a majority of the then outstanding shares of Series B Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect one director (herein referred to as the “Series B Director”) to the Board, which Series B Director shall be duly appointed in accordance with the Corporation’s Bylaws and Certificate of Incorporation and the General Corporation Law of the State of Delaware; (ii) the Series B Director so elected shall serve until his or her successor is elected and qualified or his or her earlier resignation or removal; (iii) any vacancy in the position of the Series B Director may be filled only by the holders of a majority of the then outstanding shares of Series B Preferred Stock and not by the holders of any other class or series of capital stock; and (iv) the Series B Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the holders of a majority of the then outstanding shares of Series B Preferred Stock, at a special meeting called for such purpose or by written consent of such holders, and any vacancy created by such removal may also be filled by such holders at such meeting or by such consent.

Notwithstanding the foregoing, at such time as less than 66 2/3% of the aggregate shares of Series B Preferred Stock remains outstanding, then, automatically and immediately, without any further action on the part of the Corporation or the Board, the Series B Director shall be removed from the Board and the number of directors constituting the Board shall be automatically decreased by one, and thereafter, the holders of the Series B Preferred Stock shall not be entitled to nominate the Series B Director or any substitute nominee under this Section 6. The Corporation and the Board shall take any and all actions within their respective power to ensure compliance with the terms of this Section 6.

(d) The Corporation shall not and shall not permit any direct or indirect subsidiary of the Corporation to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable:

(i) amend, alter or modify any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the holders of equity securities of the Corporation so as to affect the holders of such series of Convertible Preferred Stock adversely;

(ii) amend, alter or repeal any provision of the Corporation’s Bylaws or Certificate of Incorporation in a manner that is adverse to the holders of the Convertible Preferred Stock; provided that, subject to the other provisions of this Section 6(c), the creation, authorization or issuance of any Junior Stock or Parity Securities shall not by itself be deemed to have any such adverse effect; or

(iii) create, authorize or issue any Senior Securities or Parity Securities.

(e) In addition to the rights provided in Section 6(d), so long as at least 66 2/3% of the aggregate shares of Series B Preferred Stock issued on the Step 2 Closing Date remain outstanding, the Corporation shall not and shall not permit any direct or indirect subsidiary of the Corporation to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least 66 2/3% of the then outstanding shares of Series B Preferred Stock:

(i) during the three years following the Step 2 Closing Date, consolidate with, convert into, or merge with and into, acquire or enter into any other business combination with any other entity or sell, assign, transfer, lease or convey all or substantially all of the properties and assets of the Corporation (including within the “Corporation,” for this purpose, its subsidiaries) to any person or entity, or any similar transaction or pledge of assets (other than any bona fide financing arrangement entered in the ordinary course of business and which is on prevailing market terms and conditions) in which securities of the Corporation or assets representing more than 50% of the Corporation’s consolidated net revenue in the fiscal year most recently ended would be acquired or pledged, directly or indirectly, by or to a person or Group that does not control the Corporation immediately prior to the execution or consummation of any agreement in respect of such transaction;

(ii) issue any shares of capital stock of the Corporation (including preferred stock, options, warrants or rights to acquire, or securities convertible into or exchangeable for, shares of capital stock), except (A) issuances to holders of shares of Convertible Preferred Stock pursuant to the Investment Agreement and this Certificate, (B) issuances to employees or directors of the Corporation pursuant to any employee or director incentive or benefit plans or arrangements of the Corporation, (C) issuances that constitute consideration for mergers, consolidations, acquisitions or business combinations by the Corporation (without limiting the applicability of any approval that may be required under Section 6(d)(i)) and (D) issuances of capital stock at a net price per share to the Corporation not less than the then Current Market Price per share for the Common Stock at the time of issuance in any transaction in which no person or Group acquires 25% or more of the Common Stock Outstanding;

(iii) (A) institute (or permit any of its subsidiaries to institute) a voluntary case or proceeding in respect of the Corporation or any of its subsidiaries under the federal bankruptcy code or any other similar federal, state or foreign law or any other case or proceeding to be adjudicated bankrupt or insolvent or (B) adopt a plan or agreement of complete or partial liquidation or dissolution, or otherwise voluntarily liquidate, dissolve or wind-up the Corporation;

(iv) purchase, redeem or otherwise acquire or retire for value any shares of Common Stock or other Junior Stock (other than payments to purchase Junior Stock from employees or directors of the Corporation pursuant to any employee or director incentive or benefit plans or arrangements of the Corporation), or pay to or make available for a sinking fund for the purchase, redemption or acquisition of any shares of Common Stock or other Junior Stock;

(v) make any changes to the number of directors comprising the entire Board (except as may be required by the Investment Agreement); and

(vi) except as agreed to by Harris, use the name “Harris” and the names of its Affiliates and any of their related brand names.

(f) Notwithstanding anything contained herein to the contrary, at any time that any person or Group holds directly or indirectly shares of Convertible Preferred Stock representing in the aggregate in excess of 24.9% of the total voting power of the Common Stock Outstanding, such number of shares as represents such excess voting power shall become non-voting for all purposes hereunder, except as may be required by the General Corporation Law of the State of Delaware, and shall, without limitation, not have any right to vote or consent under this Section 6 and shall not be considered “outstanding” for purposes of any vote or consent (such period, the “Voting Limitation Period”); provided, that the Voting Limitation Period shall terminate (i) if at any time Harris Beneficially Owns securities of the Corporation representing in excess of 33 1/3% of the Common Stock Outstanding but clause (iii) below is not applicable, provided, however, that the exception set forth in this clause (i) shall not apply (A) if Harris’s Beneficial Ownership of securities representing such excess voting power shall not have resulted in and shall not constitute an “assignment” (within the meaning of the Investment Advisers Act) of the investment advisory contracts to which the Company or any subsidiary that is a registered investment adviser under the Investment Advisers Act is a party (an “Assignment”) or (B) in the event that the Corporation or any such subsidiary shall have received Fund Board Approval and, if required, Fund Shareholder Approval in respect of any such assignment; (ii) if at any time a Person or Group other than Harris and its Affiliates acquires Beneficial Ownership in excess of 24.9% of the Common Stock Outstanding or in excess of 24.9% of the total voting power of the Common Stock Outstanding or (iii) if at any time Harris Beneficially Owns securities of the Corporation representing in excess of 50% of the Common Stock Outstanding.

7. CONVERSION.

(a) Conversion by the Holders. Subject to the provisions of this Section 7, each holder of shares of Convertible Preferred Stock shall have the right, at any time and from time to time prior to redemption or repurchase, at such holder’s option, to convert any or all of such holder’s shares of Convertible Preferred Stock into the number of shares of Common Stock equal to the Conversion Rate, plus cash in lieu of fractional shares, out of funds legally available therefor, plus declared and unpaid Dividends (other than previously declared Dividends payable to holders of record as of a prior Dividend Payment Record Date). If on the Optional Conversion Date (as defined below), all or any portion of the accumulated and unpaid Dividends payable on such date has not been declared, the Conversion Rate shall be adjusted so that the holder receives an additional number of shares of Common Stock equal to the amount of accumulated and unpaid Dividends that have not been declared (the “Additional Conversion Amount”) divided by the average of the Closing Prices of the Common Stock during the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Optional Conversion Date. If the Convertible Preferred Stock has been called for redemption, a holder will be entitled to convert the Convertible Preferred Stock until the close of business on the second Business Day immediately preceding the date of redemption.

(b) Mandatory Conversion by the Holders. Upon the delivery to the Corporation of a written consent or consents by holders of a majority in Liquidation Preference of the then outstanding shares of Convertible Preferred Stock approving a mandatory conversion of the Convertible Preferred Stock, all of the shares of the Convertible Preferred Stock then outstanding shall be automatically converted into shares of Common Stock at the Conversion Rate then in effect, plus cash in lieu of fractional shares, out of funds legally available therefor, plus declared and unpaid Dividends (other than previously declared Dividends payable to holders of record as of a prior Dividend Payment Record Date). If on the Mandatory Conversion Date (as defined below), all or any portion of the accumulated and unpaid Dividends payable on such date has not been declared, the Conversion Rate shall be adjusted so that the holder receives an additional number of shares of Common Stock equal to the Additional Conversion Amount divided by the average of the Closing Prices of the Common Stock during the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

At any time during the Voting Limitation Period, no holder of Convertible Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to this Section 7 to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a Beneficial Owner of more than 24.9% of the Common Stock Outstanding and such receipt would result in an Assignment. Any purported delivery of shares of Common Stock upon a purported conversion of Convertible Preferred Stock during the Voting Limitation Period shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the Beneficial Owner of more than 24.9% of the Common Stock Outstanding and such delivery would result in an Assignment. If any delivery of shares of Common Stock during the Voting Limitation Period owed to a holder upon conversion of Convertible Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished, and the Corporation shall deliver such shares as promptly as practicable (i) after any such converting holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 24.9% of the shares of Common Stock Outstanding during the Voting Limitation Period or (ii) after the termination of the Voting Limitation Period. On any Optional Conversion Date or Mandatory Conversion Date during the Voting Limitation Period, the shares of Convertible Preferred Stock converted shall cease to be outstanding for all purposes other than for purposes of the right to receive the shares of Common Stock not delivered at the time of conversion in accordance with this Section 7(b).

(c) Mandatory Conversion by the Corporation; Holder Election. If, for twenty (20) Trading Days in any thirty (30) consecutive Trading Day period the aggregate Closing Price of the Common Stock exceeds 175% of the then applicable Conversion Price, the Corporation may elect to cause each share of the Preferred Stock held by a holder of Convertible Preferred Stock to be converted into shares of Common Stock at the Conversion Rate then in effect, plus cash in lieu of fractional shares, out of funds legally available therefor, plus declared and unpaid Dividends (other than previously declared Regular Dividends payable to holders of record as of a prior Dividend Payment Record Date). Notwithstanding the foregoing provisions of this Section 7(c), within 15 Business Days after receipt of a Corporation Mandatory Conversion Notice, a holder of Preferred Stock may instead elect to forfeit his or its right to receive Participating Dividends from and after the relevant Corporation Mandatory Conversion Date, other than for Participating Dividends for which a Dividend Payment Record Date has been adopted prior to such date. If a holder of the Convertible Preferred Stock does not elect to forfeit any Participating Dividends (and agrees to have his or its shares of Convertible Preferred Stock mandatorily converted to Common Stock), if on the Corporation Mandatory Conversion Date (as defined below), all or any portion of the accumulated and unpaid Dividends payable on such date has not been declared, the Conversion Rate shall be adjusted so that the holder receives an additional number of shares of Common Stock equal to the Additional Conversion Amount divided by the average of the Closing Prices of the Common Stock during the thirty (30) Trading Day period ending on the third Trading Day immediately preceding the Corporation Mandatory Conversion Date.

(d) Conversion Rate. The “Conversion Rate” means 5.1111 shares of Common Stock per share of Convertible Preferred Stock, subject to adjustment in accordance with the provisions of this Certificate of Designations. The “Conversion Price” at any time means the price equal to $1,000 divided by the Conversion Rate in effect at such time (initially approximately $195.65).

(e) Mechanics of Conversion.

(i) In order to exercise the optional conversion privilege set forth in Section 7(a) above, the holder of any shares of Convertible Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the principal office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Convertible Preferred Stock for this purpose) with an irrevocable and unconditional written notice of election to convert (the “Optional Conversion Notice”), completed and signed, specifying the number of Convertible Preferred Stock shares to be converted. Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Convertible Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Corporation, duly executed by the holder thereof or such holder’s duly authorized attorney, and an amount sufficient to pay any transfer or similar tax in accordance with Section 7(g). For purposes of this section, the “Optional Conversion Date” shall be the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates for shares of Convertible Preferred Stock, the Optional Conversion Notice and such amounts payable.

(ii) In the event of a mandatory conversion set forth in Section 7(b), the Corporation shall deliver to the holder of any Convertible Preferred Stock written notice (the “Convertible Preferred Conversion Notice”) of such conversion, at least 20 Business Days and no more than 60 Business Days prior to the Mandatory Conversion Date, specifying: (A) the number of shares of Convertible Preferred Stock to be converted; (B) the Mandatory Conversion Date (as defined below); (C) the number of shares of Common Stock to be issued in respect of each share of Convertible Preferred Stock that is converted; (D) the place or places where certificates for such shares are to be surrendered for issuance of certificates representing shares of Common Stock; and (E) that Dividends on the shares to be converted will cease to accumulate on such Mandatory Conversion Date. The holder of the Convertible Preferred Stock so converted shall promptly surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Convertible Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office). For purposes of this section, the “Mandatory Conversion Date” shall be the date specified as the conversion date in the Corporation’s Convertible Preferred Conversion Notice.

(iii) In the event of a mandatory conversion set forth in Section 7(c), the Corporation shall deliver to the holder of any Convertible Preferred Stock written notice (the “Corporation Mandatory Conversion Notice”) of such conversion, at least 20 Business Days and no more than 60 Business Days prior to the Corporation Mandatory Conversion Date, providing: (A) an election for the holder of the Convertible Preferred Stock to either have its shares be converted into Common Stock in accordance with Section 7(c) or forfeit its right to receive Participating Dividends from and after the relevant Corporation Mandatory Conversion Date, other than for Participating Dividends for which a Participating Dividend Payment Date has been adopted prior to such date; (B) the Corporation Mandatory Conversion Date (as defined below) if such holder is subject to the mandatory conversion; (C) the number of shares of Common Stock to be issued in respect of each share of Convertible Preferred Stock that is converted if such holder is subject to mandatory conversion; (D) the place or places where certificates for such shares are to be surrendered for issuance of certificates representing shares of Common Stock if such holder is subject to the mandatory conversion; and (E) that Dividends on the shares to be converted will cease to accumulate on such Corporation Mandatory Conversion Date if such holder is subject to such mandatory conversion. If the holder of the Convertible Preferred Stock is subject to the mandatory conversion, such holder shall promptly surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Convertible Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office). For purposes of this section, the “Corporation Mandatory Conversion Date” shall be the date specified as the conversion date in the Corporation Mandatory Conversion Notice.

(iv) Within two Business Days after the surrender by the holder of the certificates for shares of Convertible Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the number of full shares of Common Stock issuable upon conversion of such shares, cash in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 7(h), if applicable, and, if less than all shares of Convertible Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Convertible Preferred Stock not converted. In the event that a holder does not elect within 15 Business Days or receipt of the Corporation Mandatory Conversion Notice to have his or its shares of Convertible Preferred Stock converted pursuant to Section 7(c), such holder’s right to receive Participating Dividends will cease from the relevant Corporation Mandatory Conversion Date, other than for Participating Dividends for which a Dividend Payment Record Date has been adopted prior to such date.

(v) At such time on the Mandatory Conversion Date, the Optional Conversion Date or the Corporation Mandatory Conversion Date, as applicable,

(1) the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time; and

(2) such shares of Convertible Preferred Stock so converted shall no longer be outstanding, and all rights of a holder with respect to such shares (x) in the event of conversion pursuant to Section 7(a), covered by the Optional Conversion Notice and (y) in the event of conversion pursuant to Section 7(b) and 7(c) to the extent that the holder remains subject to the mandatory conversion in accordance with 7(c), representing all of the Convertible Preferred Stock held by such holder, shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 7.

(f) All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and non-assessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith). The Corporation will procure, at its sole expense, the listing of the shares of Common Stock, subject to issuance or notice of issuance on the principal domestic stock exchange or inter-dealer quotation system on which the Common Stock is then listed or traded. The Corporation will use its reasonable best efforts as may be necessary to ensure that the shares of Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or traded.

(g) Issuances of certificates for shares of Common Stock upon conversion of the Convertible Preferred Stock shall be made without charge to any holder of shares of Convertible Preferred Stock for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the holder being a non-U.S. person) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Convertible Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(h) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Convertible Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 7(g), be issuable upon conversion of any Convertible Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the fraction multiplied by the average of Closing Prices during the five consecutive Trading Day period ending on the second Trading Day immediately preceding the Optional Conversion Date, the Mandatory Conversion Date or the Corporation Mandatory Conversion Date, as applicable (rounded to the nearest one-hundredth (1/100) of a cent.

8. REDEMPTION AT THE OPTION OF THE CORPORATION.

(a) Mandatory Redemption Event. At any time after the six-year anniversary of the Step 1 Closing Date, all (but not less than all) of the outstanding shares of Convertible Preferred Stock shall be redeemed, out of lawfully available funds therefor, at a price per share equal to the Liquidation Preference thereof plus interest thereon, from the last Dividend Payment Date to the Mandatory Redemption Date, at a rate of LIBOR plus 3 percent (3%) per annum (the “Mandatory Redemption Price”) in accordance with this Section 8 pursuant to written notice (the “Mandatory Redemption Notice”) delivered to the holders of Convertible Preferred Stock by the

Corporation, in its sole discretion. The Mandatory Redemption Notice delivered pursuant to this Section 8(a) shall specify a date (a “Mandatory Redemption Date”) as of which such redemption shall be effected. The Mandatory Redemption Date shall be a Business Day not less than 20 Business Days nor more than 30 Business Days following the date on which the related Mandatory Redemption Notice is sent by the Corporation which shall be the same day for each holder of Convertible Preferred Stock. On the Mandatory Redemption Date, the Corporation shall redeem, all (but not less than all) of the outstanding shares of the Convertible Preferred Stock.

(b) Mandatory Redemption Notice. The Mandatory Redemption Notice shall be delivered to each holder of record of Convertible Preferred Stock, as applicable, in accordance with the notice provisions set forth in Section 13 below. Each Mandatory Redemption Notice shall state:

(i) the Mandatory Redemption Date;

(ii) the Mandatory Redemption Price;

(iii) the number of shares of Convertible Preferred Stock held by the holder that the Corporation shall redeem on the Mandatory Redemption Date being all (but not less than all) shares of the Convertible Preferred Stock held by such holder;

(iv) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 7); and

(v) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or an affidavit of loss and indemnity agreement for such certificates) representing the shares of Convertible Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. Unless the holders of the Convertible Preferred Stock have exercised their right to convert such shares as provided in Section 7 or Section 8(e), on or before the applicable Mandatory Redemption Date, each holder of shares of Convertible Preferred Stock to be redeemed on such Redemption Date shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Mandatory Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled.

(d) Rights Subsequent to Mandatory Redemption. If the Mandatory Redemption Notice shall have been duly given, and if on the applicable Mandatory Redemption Date the Mandatory Redemption Price payable upon redemption of the shares of Convertible Preferred Stock to be redeemed on such Mandatory Redemption Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Convertible Preferred Stock so called for redemption shall not have been surrendered, Dividends and interest with respect to such shares of Convertible Preferred Stock shall cease to accumulate after such Mandatory Redemption Date and all other rights with respect to such shares shall forthwith after the Mandatory Redemption Date terminate, except only the right of the holders to receive the Mandatory Redemption Price, without interest thereon from the Mandatory Redemption Date, upon surrender of their certificate or certificates therefor.

(e) Conversion Prior to Redemption. If the Convertible Preferred Stock has been called for redemption, a holder will be entitled to convert the Convertible Preferred Stock until the close of business on the second Business Day immediately preceding the date of redemption.

9. REDEMPTION AT THE OPTION OF THE HOLDERS OF CONVERTIBLE PREFERRED STOCK.

(a) Right to Redeem. At any time and from time to time no earlier than the seven-year anniversary of the Step 1 Closing Date, shares of Convertible Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the Liquidation Preference plus interest from the last Dividend Payment Date to the Optional Redemption Date, at a rate of LIBOR plus 3 percent (3%) per annum (the “Optional Redemption Price”) after receipt by the Corporation from any holder of Convertible Preferred Stock of written notice (an “Optional Redemption Notice”) requesting redemption of all or any portion of the outstanding shares of Convertible Preferred Stock held by such holder. The process for effecting any such redemption shall be as follows:

(i) Within 10 days after the receipt of an Optional Redemption Notice, the Corporation shall send to each holder of Convertible Preferred Stock a notice (the “Corporation Notice”) which shall (A) state the number of shares of Convertible Preferred Stock that are the subject of the applicable Optional Redemption Notice, and (B) specify a date (an “Optional Redemption Date”) as of which a redemption pursuant to this Section 9 shall be effected and the date by which a holder may elect to join in the redemption pursuant to Section 9(a)(ii). Each Optional Redemption Date shall be a Business Day not less than 20 days nor more than 30 days following the date on which the related Corporation Notice is sent by the Corporation.

(ii) Within 15 days after receipt of the Corporation Notice, each holder of Convertible Preferred Stock may provide notice to the Corporation that such holder wishes to include all or a portion of its shares of Convertible Preferred Stock in such Optional Redemption Notice and stating the number of shares to be so included (and, thereafter such shares shall be deemed to be included in such Optional Redemption Notice).

(iii) Within 15 days after receiving the Optional Redemption Notice and at least 10 days prior to the Optional Redemption Date, the Corporation shall provide each holder of Convertible Preferred Stock with written notice (“Closing Notice”) that states (i) the applicable Optional Redemption Price, (ii) the applicable Optional Redemption Date, (iii) the number of shares requested to be redeemed on that Optional Redemption Date, (iv) the number of shares of Convertible Preferred Stock to be redeemed on such date, and (v) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or an affidavit of loss and indemnity agreement for such certificates) representing the shares of Convertible Preferred Stock to be redeemed.

(iv) Subject to the limitations above in this Section 9, on the applicable Optional Redemption Date, the Corporation shall redeem out of funds lawfully available therefor that number of outstanding shares of Convertible Preferred Stock specified or deemed to be included in the Optional Redemption Notice. In the event the Corporation does not have sufficient funds legally available to redeem on such Optional Redemption Date all shares of Convertible Preferred Stock to be redeemed on such Optional Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s shares out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(b) Optional Redemption Notice and Other Notices. Any Optional Redemption Notice shall be delivered to the Corporation, and any Corporation Notice or Closing Notice shall be delivered to each holder of record of Convertible Preferred Stock, as applicable, in accordance with the notice provisions set forth in Section 13 below.

(c) Surrender of Certificates; Payment. On or before the applicable Optional Redemption Date, each holder of shares of Convertible Preferred Stock to be redeemed on such Optional Redemption Date shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated by the Corporation in its notice pursuant to this Section 9, and thereupon the Optional Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In the event less than all of the shares of Convertible Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Convertible Preferred Stock shall promptly be issued to such holder.

(d) Rights Subsequent to Optional Redemption. If the Optional Redemption Notice shall have been duly given, and if on the applicable Optional Redemption Date the Optional Redemption Price payable upon redemption of the shares of Convertible Preferred Stock to be redeemed on such Optional Redemption Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Convertible Preferred Stock so called for redemption shall not have been surrendered, Dividends with respect to such shares of Convertible Preferred Stock shall cease to accumulate after such Optional Redemption Date and all other rights with respect to such shares shall forthwith after the Optional Redemption Date terminate, except only the right of the holders to receive the Optional Redemption Price, without interest, upon surrender of their certificate or certificates therefor.

10. ANTI-DILUTION PROVISIONS. The Conversion Rate shall be subject to adjustment from time to time in accordance with this Section 10. The term “Common Stock Outstanding” at any given time shall mean the number of shares of Common Stock outstanding at such time on a fully-diluted basis (including the shares of Common Stock issuable in respect of all outstanding options, warrants and securities convertible into or exercisable or exchangeable for shares of Common Stock).

(a) If the Corporation, at any time or from time to time while any of the Convertible Preferred Stock is outstanding, issues shares of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or if the Corporation effects a share split, share combination or subdivision in respect of the Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

CR' = CR0	X	OS'
OS0

where

CR0	=	the Conversion Rate in effect at the Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution, or the Close of Business on the Trading Day immediately preceding the effective date of such share split, combination or subdivision, as applicable;

CR'	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split, share combination or subdivision, as applicable;

OS0	=	the number of shares of Common Stock outstanding at the Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution, or the Close of Business on the Trading Day immediately preceding the effective date of such share split, share combination or subdivision, as applicable; and

OS'	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution, or such share split, share combination or subdivision, as applicable.

If any dividend or distribution that is the subject of this Section 10(a) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this Section 10(a), the number of shares of Common Stock outstanding at the Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution shall not include shares of Common Stock held in treasury, if any. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in treasury, if any.

(b) If the Corporation, at any time or from time to time while any of the Convertible Preferred Stock is outstanding, issues shares of Common Stock (or right or warrants or other securities exercisable into, convertible into or exchangeable for shares of Common Stock (each, a “conversion,” and collectively, “convertible securities”), other than in a Permitted Transaction or a transaction to which Section 10(a) is applicable, to a Person other than a holder of Convertible Preferred Stock, without consideration or at a consideration per share (or having a conversion price per share) that is less than 95% of the Closing Price on the last Trading Day preceding the date of the agreement on pricing such shares (or such convertible securities), the Conversion Rate shall be adjusted based on the following formula:

CR' = CR0	X	OS0 + X
OS0 + Y

where
CR0	=	the Conversion Rate in effect the date of the agreement on pricing of such shares of Common Stock (or such convertible securities);

CR'	=	the Conversion Rate in effect upon the date of such issuance;

OS0	=	the total number of shares of Common Stock Outstanding on the date of the agreement on pricing of such shares of Common Stock (or such convertible securities);

X	=	the maximum number of shares of Common Stock issued (or issuable upon conversion); and

Y	=	the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or issuable upon conversion) would purchase at the Closing Price on the last Trading Day preceding the date of the agreement on pricing such shares (or such convertible securities).

For purposes of the foregoing, the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or issuable upon conversion) shall be deemed to be equal to the sum of the net offering price (after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon conversion of any such convertible securities into shares of Common Stock; and “Permitted Transactions” shall include any issuance of Common Stock or convertible securities (i) as consideration for or to fund the acquisition of businesses and/or related assets; (ii) in connection with employee benefit plans and compensation related arrangements approved by the Board of Directors, (iii) in connection with a broadly marketed offering and sale of Common Stock or convertible securities for cash, and (iv) as a dividend or distribution on Preferred Stock in lieu of cash.

(c) Successive Adjustments. Successive adjustments in the Conversion Rate shall be made, without duplication, whenever any event specified in Section 10(a) or (b) shall occur.

(d) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 10 shall be made to the nearest 1/10,000 of a share. No adjustment in the Conversion Rate is required if the amount of such adjustment would be less than 1%; provided, however, that any adjustments which by reason of this Section 10(d) are not required to be made will be carried forward and given effect in any subsequent adjustment.

(e) Statement Regarding Adjustments. Whenever the Conversion Rate shall be adjusted as provided in this Section 10, the Corporation shall forthwith file, at each office designated for the conversion of Convertible Preferred Stock, a statement, signed by the President or the Chief Financial Officer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Convertible Preferred Stock at the address appearing in the Corporation’s records.

(f) Notices. In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 10(a) or (b) and (h), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least twenty (20) days prior to such record date, give notice to each holder of shares of Convertible Preferred Stock, in the manner set forth in Section 10(e) above, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the applicable Conversion Rate and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Convertible Preferred Stock.

(g) The provisions of this Section 10 shall not apply to any Common Stock issued, issuable or deemed outstanding under paragraphs 10(a) and (b): (i) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees of the Corporation or its subsidiaries; (ii) any equity securities issued as consideration in connection with a bona fide acquisition, merger or consolidation by the Corporation provided such acquisition, merger or consolidation has been approved by the Board; (iii) securities issued in connection with licensing, marketing or distribution arrangements or similar strategic transactions approved by the Board; (iv) on conversion of the Convertible Preferred Stock or the sale of any additional shares of Convertible Preferred Stock pursuant to the Additional Financing Right; or (v) to any issuance of additional shares of Common Stock as a Regular Dividend pursuant to Section 4 hereof.

(h) If any event occurs as to which, in the opinion of the Board, the provisions of this Section 10 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of decreasing the applicable Conversion Rate as otherwise determined pursuant to any of the provisions of this Section 10 except in the case of a combination of shares of a type contemplated in Section 10(a) hereof and then in no event to an amount smaller than the applicable Conversion Rate as adjusted pursuant to Section 10(a) hereof.

(i) Before taking any action that would cause an adjustment reducing the applicable Conversion Rate below the then par value of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Rate.

(j) Except as provided in this Section 10, no adjustment in respect of any Dividends or other payments or distributions made to holders of Convertible Preferred Stock of securities issuable upon the conversion of the Convertible Preferred Stock will be made during the term of the Convertible Preferred Stock or upon the conversion of the Convertible Preferred Stock.

(k) No adjustment to the Conversion Rate need be made pursuant to Section 10(a) or (b) for a transaction if the holders of the Convertible Preferred Stock are permitted to participate in the transaction without conversion (including by way of a dividend), concurrently with the holders of Common Stock, on a basis and with notice that the Board determines in good faith to be fair and appropriate in light of the basis and notice to holders of Common Stock participating in the transaction.

(l) Notwithstanding anything herein to the contrary, no adjustment of the Conversion Rate need be made as a result of (1) the issuance of the rights, (2) the distribution of separate certificates representing the rights, (3) the exercise or redemption of such rights in accordance with the rights agreement or (4) the termination or invalidation of the rights, in each case pursuant to any Corporation’s stockholder rights plan; provided, however, that to the extent that the Corporation has a stockholder rights plan in effect on a Optional Conversion Date, Mandatory Conversion Date or Corporation Mandatory Conversion Date (including the Corporation’s rights plan, if any, existing as of the date hereof), the holder of the Convertible Preferred Stock shall receive, in addition to the shares of Common Stock, the rights under such rights plan, unless, prior to any such Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock of shares of capital stock of the Corporation or evidence of its indebtedness or its assets, subject to readjustment in the event of the expiration, termination or redemption of the rights.

(m) In the event the Common Stock ceases to be traded on an applicable exchange or applicable market and as a result there is no Ex-Dividend Date with respect to any issuance, dividend or distribution requiring an adjustment to the Conversion Rate pursuant to this Section 10, the Corporation shall calculate the adjustment using the record date for such issuance, dividend or distribution in lieu of the Ex-Dividend Date and the Board shall make appropriate adjustments as it determines in good faith to be fair and appropriate.

(n) In addition, subject to applicable stock exchange rules and listing standards and to the extent permitted by applicable law, the Corporation shall be entitled from time to time to increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board determines that such increase would be in the best interests in the Corporation; provided the Corporation has given to the Conversion Agent and DTC at least 15 days’ prior notice of any such increase in the Conversion Rate and the period during which it will be in effect.

(o) In addition, subject to applicable stock exchange rules and listing standards, the Corporation shall be entitled to increase the Conversion Rate, as it in its discretion shall determine to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividends or distribution of Common Stock, distributions of rights to purchase Common Stock (or securities convertible into or exchangeable for Common Stock) hereafter made by the Corporation or any other event treated as such for income tax purposes.

11. RESERVATION OF SHARES. The Corporation shall at all times when the Convertible Preferred Stock shall be outstanding reserve and keep available, free from preemptive rights, for issuance upon the conversion of Convertible Preferred Stock, such number of its authorized but unissued Common Stock as will from time to time be sufficient to permit the conversion of all outstanding Convertible Preferred Stock, including shares of Common Stock deliverable in connection with the Additional Conversion Amount. Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Corporation shall comply with all applicable laws and regulations which require action to be taken by the Corporation. All Common Stock delivered upon conversion of the Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

12. STATUS OF SHARES. All shares of Convertible Preferred Stock that are at any time converted pursuant to Section 7 or redeemed pursuant to Section 8 and 9 and all shares of Convertible Preferred Stock that are otherwise reacquired by the Corporation shall be prohibited from being reissued as Series A Preferred Stock or Series B Preferred Stock, as the case may be, and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board as shares of any one or more other series.

13. NOTICES. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to or at 5:00 p.m. (Eastern time) on a Business Day and electronic confirmation of receipt is received by the sender, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (Eastern time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, attention: Chief Executive Officer and General Counsel, or (ii) if to a holder of Convertible Preferred Stock, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section 13.

14. CERTAIN DEFINITIONS. As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:

“Additional Financing Right” has the meaning ascribed to such term in the Investment Agreement.

“Affiliate” with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

“Business Day” shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in the New York City, New York.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Price” of the Common Stock or any other securities means, as of any date of determination:

(a) the closing sale price (or if no closing sale price is reported, the last reported sale price) of shares of the Common Stock or such other securities on the New York Stock Exchange on that date; or

(b) if the Common Stock or such other securities are not traded on the New York Stock Exchange on that date, the closing sale price of shares of Common Stock or such other securities as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded on that date (or, if no closing sale price is reported, the last reported sale price of shares of the Common Stock or such other securities on the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded on that date); or

(c) if the Common Stock or such other securities are not traded on a U.S. national or regional securities exchange on that date, the last quoted bid price on that date for the Common Stock or such other securities in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization; or

(d) if the Common Stock or such other securities are not so quoted by Pink OTC Markets Inc. or a similar organization on that date, the market price of the Common Stock or such other securities on that date as determined by a nationally recognized independent investment banking not affiliated with the Corporation retained by the Corporation for this purpose.

For the purposes of this Certificate of Designations, all references herein to the closing sale price and the last reported sale price of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price and the last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and the last reported sale price on the website of the New York Stock Exchange shall govern.

If during a period applicable for calculating the Closing Price of Common Stock or any other security any event occurs that requires an adjustment to the Conversion Rate, the Closing Price of the Common Stock or such other security shall be calculated for such period in a manner determined by the Corporation in good faith and in accordance with the provisions of this Certificate of Designations to appropriately reflect the impact of such event on the price of the Common Stock or such other security during such period.

“Conversion Agent” shall mean the transfer agent for the Convertible Preferred Stock, acting in its capacity as conversion agent for the Convertible Preferred Stock, and its successors and assigns or any other conversion agent appointed by the Corporation.

“Current Market Price” per share of Common Stock on any day means the average Closing Price of Common Stock during the 10 consecutive Trading Day period ending on the earlier of the day in question and the Trading Day immediately preceding the Ex-Dividend Date with respect to the issuance, dividend or distribution requiring such computation. Notwithstanding the foregoing, whenever adjustments to the Conversion Rate are called for pursuant to Section 10, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of Section 10 and to avoid unjust or inequitable results as determined in good faith by the Board.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Dividend Date” when used with respect to any issuance, dividend or distribution, means the first date on which the Common Stock trades on the relevant exchange or in the relevant market, regular way, without the right to receive such issuance, dividend or distribution.

“Fund Board Approval” has the meaning the ascribed to such term in the Investment Agreement.

“Fund Shareholder Approval” has the meaning the ascribed to such term in the Investment Agreement.

“Group” has the meaning ascribed to such term under the Rules under Section 13(d) of the Exchange Act.

“Harris” shall mean Harris Bankcorp, Inc.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Agreement” shall mean the Investment and Contribution Agreement, dated as of October 30, 2008, by and among the Corporation, Phoenix Investment Management Company, Inc., Harris and, for limited purposes, The Phoenix Companies, Inc., as amended from time to time in accordance with its terms, a copy of which will be provided to any holder of Convertible Preferred Stock upon request and without cost.

“LIBOR” means the rate per annum determined by the Investor by reference to the British Bankers’ Association for three-month deposits in U.S. dollars (as set forth by any service selected by the Investor that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates).

“Open of Business” means 9:00 a.m., New York City time.

“Parity Securities” shall mean each class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms expressly provides that it ranks equally with the Convertible Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Senior Securities” shall mean each class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms expressly provides that it ranks senior to the Convertible Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the Corporation.

“Step 1 Closing Date” has the meaning ascribed to such term in the Investment Agreement.

“Step 2 Closing Date” has the meaning ascribed to such term in the Investment Agreement.

“Step 2 Sale” has the meaning ascribed to such term in the Investment Agreement.

“Trading Day” means a day on which the Common Stock (i) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

15. HEADINGS. The headings of the paragraphs of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, Virtus Holdings, Inc. has caused this Certificate of Designations to be duly executed by its authorized corporate officer this 31st day of October 2008.

VIRTUS HOLDINGS, INC.

By	/s/ George R. Aylward, Jr.
Name:	George R. Aylward, Jr.
Title:	President

[Signature Page to Virtus Holdings Certificate of Designations]